As filed with the Securities and Exchange Commission on April 17, 2020

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ATLAS TECHNICAL CONSULTANTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	83-0808563
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

13215 Bee Cave Parkway Building B, Suite 230, Austin, TX	78378
(Address of Principal Executive Offices)	(Zip Code)

Atlas Technical Consultants, Inc. 2019 Incentive Plan
(Full title of the plan)

L. Joe Boyer
Chief Executive Officer
13215 Bee Cave Parkway, Building B, Suite 230

Austin, Texas 78738
(Name and address of agent for service)

(512) 851-1501
(Telephone number, including area code, of agent for service)

Copy to:
Julian J. Seiguer, P.C.

Michael W. Rigdon

Kirkland & Ellis LLP

609 Main Street, Suite 4500

Houston, TX 77005

(713) 836-3600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☑
Non-accelerated filer	☐	Smaller Reporting Company	☑
		Emerging growth company	☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Class A common stock, par value $0.0001 per share	576,734	$8.70	$5,017,585.80	$651.28

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also shall be deemed to cover any additional shares of Class A common stock, par value $0.0001 per share (“Class A common stock”), of Atlas Technical Consultants, Inc. (the “Registrant”) which may be issuable under the Atlas Technical Consultants, Inc. 2019 Incentive Plan, as may be amended from time to time (the “Plan”) to reflect stock splits, stock dividends, mergers and other capital changes.

(2)	Estimated solely for purposes of determining the registration fee in accordance with Rule 457(h) under the Securities Act based upon the average of the high and low sales prices of the Registrant’s Class A common stock as reported on the NASDAQ Global Market on April 15, 2020.

(3)	Pursuant to Rule 457(p) the Registrant is offsetting $651.28 of the filing fee previously paid with respect to the registration statement on Form S-3 (File Number 333-236470) filed by the Registrant with the Securities and Exchange Commission on February 14, 2020 ($110,630.36 of which was previously used to offset the filing fees due with respect to the registration statement on Form S-1 filed on April 17, 2020 and $11,400.84 remains unused) against the entire filing fee of $651.28 due under this registration statement (the “Registration Statement”).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The Registrant will provide all participants in the Plan with the document(s) containing the information required by Part I of Form S-8, as specified in Rule 428(b)(1) promulgated by the Securities and Exchange Commission (the “Commission”) under the Securities Act. In accordance with Rule 428(a)(2) of the Securities Act, the Registrant has not filed such document(s) with the Commission, but such documents (along with the documents incorporated by reference into this Form S-8 registration statement (the “Registration Statement”) pursuant to Item 3 of Part II hereof) shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Registrant shall maintain a file of such documents in accordance with the provisions of Rule 428(a)(2) of the Securities Act. Upon request, the Registrant shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, the Registrant hereby incorporates by reference into the Registration Statement the following documents:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019;

(b)

The Registrant’s Current Reports on Form 8-K filed on January 7, 2019, August 13, 2019, December 12, 2019, January 23, 2020, January 30, 2020, February 6, 2020, February 10, 2020, February 14, 2020, March 9, 2020, March 27, 2020, April 3, 2020, April 17, 2020, and the Current Report on Form 8-K/A filed on March 16, 2020;

(c)	The Registrant’s Definitive Proxy Statement on Schedule 14A, as supplemented, originally filed with the SEC on November 12, 2019; and

(d)	The description of the Registrant’s Class A common stock set forth in its registration statement on Form 8-A12B/A filed on November 14, 2018 pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any amendment or report filed for the purpose of updating that description.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than current reports on Form 8−K furnished pursuant to Item 2.02 or Item 7.01 of Form 8−K, including any exhibits included with such information, unless otherwise indicated therein), prior to the filing of a post−effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, or any document forming any part of the Section 10(a) prospectus to be delivered to participants in connection herewith, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”), as amended, authorizes the Registrant to indemnify any director or officer under certain prescribed circumstances and subject to certain limitations against certain costs and expenses, including attorney’s fees actually and reasonably incurred in connection with any action, suit or proceeding, whether civil, criminal, administrative or investigative, to which a person is a party by reason of being one of the Registrant’s directors or officers if it is determined that such person acted in accordance with the applicable standard of conduct set forth in such statutory provisions.

The Registrant’s second amended and restated certificate of incorporation (“Charter”) contains provisions that limit the liability of the Registrant’s directors for monetary damages to the fullest extent permitted by Delaware law. Consequently, the Registrant’s directors will not be personally liable to the Registrant or its stockholders for monetary damages for any breach of fiduciary duties as directors, except liability for:

●	any breach of the director’s duty of loyalty to the Registrant or its stockholders;

●	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

●	unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the DGCL; or

●	any transaction from which the director derived an improper personal benefit.

The Registrant’s Charter and amended and restated bylaws (“Bylaws”) provide that they are required to indemnify its directors and officers, in each case to the fullest extent permitted by Delaware law. The Bylaws also provide that the Registrant is obligated to advance expenses incurred by a director or officer in advance of the final disposition of any action or proceeding, and permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in that capacity regardless of whether the Registrant would otherwise be permitted to indemnify him or her under Delaware law. The Registrants has entered into or will enter into indemnification agreements with its directors, executive officers and other employees as determined by its Board. With specified exceptions, these agreements provide for indemnification for related expenses including, among other things, attorneys’ fees, judgments, fines and settlement amounts incurred by any of these individuals in any action or proceeding. The Registrant believes that these Bylaws provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers. The Registrant also maintains directors’ and officers’ liability insurance.

The limitation of liability and indemnification provisions in the Registrant’s Charter and Bylaws may discourage stockholders from bringing a lawsuit against its directors and officers for breach of their fiduciary duty. They may also reduce the likelihood of derivative litigation against the Registrant’s directors and officers, even though an action, if successful, might benefit the Registrant and its stockholders. Further, a stockholder’s investment may be adversely affected to the extent that we the Registrant pays the costs of settlement and damage.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Certificate of Incorporation of Atlas Technical Consultants, Inc. (f/k/a Boxwood Merger Corp.) (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the SEC on February 14, 2020).
4.2	Amended and Restated Bylaws of Atlas Technical Consultants, Inc. (incorporated by reference to Exhibit 3.2 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2020).
4.3	Specimen Class A common stock Certificate (incorporated by reference to Exhibit 4.2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-228018), filed with the SEC on November 15, 2018).
5.1*	Opinion of Kirkland & Ellis LLP.
10.1†	Atlas Technical Consultants, Inc. 2019 Omnibus Incentive Plan. (incorporated by reference to Exhibit 10.11 to the Company’s Current Report on Form 8-K filed with the SEC on February 14, 2020).
10.2*†	Form of RSU Award Agreement (Director)
23.1*	Consent of Kirkland & Ellis LLP (included in Exhibit 5.1).
23.2*	Consent of Marcum LLP, independent registered public accounting firm of Boxwood Merger Corp.
23.3*	Consent of Grant Thornton LLP, independent registered public accounting firm of Atlas Intermediate Holdings LLC and ATC Group Partners LLC.
23.4*	Consent of Deloitte & Touche LLP, independent registered public accounting firm of ATC Group Partners LLC as of and for the year ended December 31, 2018.
24.1*	Power of Attorney (contained on the signature page).

*	Filed herewith

†	Management contract and compensatory arrangement in which any director or named executive officer participates

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Austin, Texas, on April 17, 2020.

Atlas Technical Consultants, Inc.

By:	/s/ L. Joe Boyer
Name:	L. Joe Boyer
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW BY ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints L. Joe Boyer and Walter Powell, and each of them, his or her true and lawful attorney-in-fact and agents with full and several power of substitution, for him or her and his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agents or any of them, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the date indicated.

Name	Title	Date

/s/ L. Joe Boyer
L. Joe Boyer	Chief Executive Officer and Director	April 17, 2020
(Principal Executive Officer)
/s/ Walter Powell
Walter Powell	Chief Financial Officer	April 17, 2020
(Principal Financial Officer and Principal Accounting Officer)
/s/ Brian Ferraioli
Brian Ferraioli	Director	April 17, 2020
(Chairman of the Board)
/s/ Thomas H. Henley
Thomas H. Henley	Director	April 17, 2020

/s/ R. Foster Duncan
R. Foster Duncan	Director	April 17, 2020

/s/ Jeff Jenkins
Jeff Jenkins	Director	April 17, 2020

/s/ Stephen M. Kadenacy
Stephen M. Kadenacy	Director	April 17, 2020

/s/ Leonard Lemoine
Leonard Lemoine	Director	April 17, 2020

/s/ Joe Reece
Joe Reece	Director	April 17, 2020

/s/ Daniel G. Weiss
Daniel G. Weiss	Director	April 17, 2020